Exhibit 11.2

CONSENT OF INDEPENDENT AUDITORS

To the Member of

181 High Street LLC

We consent to the inclusion in the Annual Report on Form 1-K of our report dated June 7, 2021, relating to the financial statements of 181 High Street LLC as of and for the years ended December 31, 2020 and 2019, which appears in such Annual Report.

Tysons, Virginia

June 11, 2021

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.